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Imation Suspends Cash Dividend

Oakdale, Minn (January 30, 2009) — Imation Corp. (NYSE:IMN) today announced that the Board of Directors suspended the Company’s quarterly cash dividend. The cash dividend suspension will preserve approximately $3 million of capital per quarter. The Company’s cash balance was $96.6 million with no debt outstanding as of December 31, 2008.

Commenting on the suspension, Imation President and CEO Frank Russomanno said, “The economic impact we experienced in the fourth quarter was more severe than we had anticipated and we are approaching 2009 cautiously given the uncertainty about the breadth and depth of the economic downturn. Preserving cash will further strengthen the Company’s balance sheet as we continue to invest in our transformation to a brand and product management company. We believe suspending the dividend is in the long term interest of the Company and our shareholders, and we are confident it is the prudent step to take at this time.”

About Imation Corp.

Imation is a leading global developer and marketer of branded offerings that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics, and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.